                                                                    EXHIBIT 10.2





________________________________________________________________________________


                              AMENDED AND RESTATED

                              ACCEPTANCE AGREEMENT

                                 by and between

                             HADSON ENERGY LIMITED

                                      and

                                BANK OF MONTREAL

                           individually and as Agent

                                      and

                                the Other Banks
                        which may become Parties hereto

                            Dated as of May 26, 1994

________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                      Page
SECTION 1.       THE ACCEPTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
    1.1.         General Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
    1.2.         Procedure for Acceptance of Drafts . . . . . . . . . . . . . . . . . . . . . . .       2
    1.3.         Discounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
    1.4.         Certain Undertakings of the Banks  . . . . . . . . . . . . . . . . . . . . . . .       3
    1.5.         Payment of Drafts by the Company . . . . . . . . . . . . . . . . . . . . . . . .       3
    1.6.         Extension of Transition Date and Termination Date  . . . . . . . . . . . . . . .       4
    1.7.         Certain Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
    1.8.         Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
    1.9.         Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
    1.10.        Taxes and Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
    1.11.        Lending Branch . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
    1.12.        Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6

SECTION 2.       FEES, PAYMENTS, REDUCTIONS, APPLICATIONS . . . . . . . . . . . . . . . . . . . .       8
    2.1.         Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
    2.2.         Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
    2.3.         Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
    2.4.         Mandatory Reductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
    2.5.         Voluntary Reductions of the Available Amount . . . . . . . . . . . . . . . . . .       9
    2.6.         Place and Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
    2.7.         Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10

SECTION 3.       THE COLLATERAL AND THE GUARANTIES  . . . . . . . . . . . . . . . . . . . . . . .      11

SECTION 4.       THE BORROWING BASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
    4.1.         Amount and Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
    4.2.         The Borrowing Base Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
    4.3.         Special Adjustments to the Borrowing Base  . . . . . . . . . . . . . . . . . . .      13
                 (a)  Determination of Borrowing Base at the Request of the Company   . . . . . .      13
                 (b)  Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
                 (c)  Casualties and Adverse Claims   . . . . . . . . . . . . . . . . . . . . . .      14
                 (d)  Exogenous Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15

SECTION 5.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . .      15
    5.1.         Organization and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
    5.2.         Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
    5.3.         Guaranties and Collateral Documents  . . . . . . . . . . . . . . . . . . . . . .      16
    5.4.         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    5.5.         Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    5.6.         Litigation and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    5.7.         Burdensome Contracts with Affiliates . . . . . . . . . . . . . . . . . . . . . .      17
    5.8.         The Borrowing Base Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    5.9.         Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
    5.10.        Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      Page
    5.11.        Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
    5.12.        No Business in Canada  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
    5.13.        Regulation G, U and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19

SECTION 6.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
    6.1.         All Acceptances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
    6.2.         Conditions to Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . .      20

SECTION 7.       COMPANY COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
    7.1.         Maintenance of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
    7.2.         Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
    7.3.         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
    7.4.         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
    7.5.         Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
    7.6.         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
    7.7.         Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
    7.8.         Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
    7.9.         Acquisitions, Investments, Loans and Advances  . . . . . . . . . . . . . . . . .      29
    7.10.        Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
    7.11.        Dividends and Certain Other Restricted Payments  . . . . . . . . . . . . . . . .      31
    7.12.        Mergers, Consolidations, etc . . . . . . . . . . . . . . . . . . . . . . . . . .      31
    7.13.        Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
    7.14.        Issuance of Additional Capital Stock . . . . . . . . . . . . . . . . . . . . . .      33
    7.15.        Burdensome Contracts with Affiliates . . . . . . . . . . . . . . . . . . . . . .      33
    7.16.        The Significant Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
    7.17.        Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
    7.18.        Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
    7.19.        Limitations Concerning Distributions and Transfers by Pledged Subsidiaries . . .      34

SECTION 8.       EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . .      34
    8.1.          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
    8.2.          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
    8.3.          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37

SECTION 9.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
    9.1.          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
    9.2.         U.S. Dollars . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47

SECTION 10.      THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
   10.1.         Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . .      47
   10.2.         Rights as a Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
   10.3.         Standard of Care . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
   10.4.         Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
   10.5.         Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      Page
SECTION 11.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
   11.1.         Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
   11.2.         Non-Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
   11.3.         Documentary Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50
   11.4.         Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . .      50
   11.5.         Survival of Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
   11.6.         Set-off Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
   11.7.         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
   11.8.         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
   11.9.         Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51
   11.10.        Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
   11.11.        Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
   11.12.        Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
   11.13.        Assignment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
   11.14.        Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
   11.15.        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
   11.16.        Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
   11.17.        One Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
   11.18.        Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
   11.19.        Judgment Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      54
   11.20.        Time is of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55
   11.21.        Limit on Rate of Interest or Discount  . . . . . . . . . . . . . . . . . . . . .      55
   11.22.        Courts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      55

                             HADSON ENERGY LIMITED
                   AMENDED AND RESTATED ACCEPTANCE AGREEMENT



To:

Bank of Montreal
and the Other Banks From Time
to Time Parties Hereto

Gentlemen:

         Reference is made to that certain Acceptance Agreement by and between Hadson Energy Limited and Bank of Montreal, individually and as Agent, and the other Banks which may become party thereto, dated as of June 6, 1991 (as the same may, from time to time, be amended or modified, the "Original Acceptance Agreement"). The undersigned, Hadson Energy Limited, A.C.N. 009 301 964, a Western Australia corporation (the "Company"), wishes to amend and restate the Original Acceptance Agreement, as set forth below, and hereby applies to you for your several commitments, subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to accept and discount Drafts, all as more fully hereinafter set forth.

SECTION 1.       THE ACCEPTANCES.

                 1.1. General Terms. Acceptances (as defined in the Original Acceptance Agreement) outstanding on the date hereof shall, on such date, be continued as and deemed to be Acceptances under this Agreement having the same maturity date and shall continue to be secured by the Collateral. Subject to all of the terms and conditions hereof, the Banks agree to accept and discount Drafts on behalf of the Company during the period from the date hereof to and including the Termination Date, all as more fully hereinafter set forth, provided that the aggregate face amount of Acceptances outstanding at any one time shall not exceed the Available Amount as then determined and computed, and provided further that from and after the Transition Date, Drafts will be accepted and discounted in an aggregate amount no greater than that necessary to refund the purchase price of Acceptances maturing on the related Acceptance Date. Notwithstanding the immediately preceding sentence, during the ninety (90) day period immediately following a reduction in the Borrowing Base as a result of a redetermination thereof, the Banks shall accept and discount Drafts in an aggregate amount necessary to refund the purchase price of

Acceptances maturing during such period even though, as a result thereof, the aggregate face amount of Acceptances outstanding exceeds the Available Amount then in effect. The obligations of the Banks hereunder are several and not joint and no Bank shall under any circumstances be obligated to extend credit hereunder in excess of its Facility Amount Percentage of the Available Amount hereunder. At no time shall there be more than five tranches of Acceptances outstanding.

                 1.2. Procedure for Acceptance of Drafts. In order to facilitate the acceptance of Drafts hereunder, the Company will from time to time deliver to each Bank, under cover of a letter in a form acceptable to such Bank, a supply of Drafts executed on behalf of the Company but with the date, the face amount and the maturity thereof left blank. Each Bank agrees to hold the Drafts so delivered to it in safekeeping giving such Drafts the same physical care and safeguards as it affords its own property of a similar type. Not less than three Business Days prior to each Acceptance Date the Company shall advise the Agent through issuance of an Acceptance Request in the form annexed hereto as Exhibit A (the "Acceptance Requests") of the aggregate face amount (if any) of Drafts which are to be accepted and discounted hereunder on the Acceptance Date in question, which amount shall be a minimum amount of $1,000,000 and thereafter in integral multiples of $100,000. In no event may the Company request the creation and/or discount of Acceptances hereunder if after giving effect thereto the aggregate amount of Acceptances scheduled to be outstanding through the maturity date of the newly accepted Drafts will exceed the Available Amount as scheduled to be outstanding during the same period.
The Agent shall promptly notify each Bank of each Acceptance Request so received. Subject to all the conditions hereof on the related Acceptance Date, each Bank shall withdraw one or more presigned Drafts from its inventory thereof and complete the same with the applicable Acceptance Date, a face amount equal to its Facility Amount Percentage of the aggregate face amount of all Drafts to be accepted on the applicable Acceptance Date and the maturity thereof (which shall be 30, 60 or 90 days after the applicable Acceptance Date as requested by the Company in the applicable Acceptance Request except that maturities of less than 30 days may be requested until the Available Amount is fully in use and to facilitate an orderly retirement of the Available Amount) and shall then accept such Drafts and discount the same for the account of the Company pursuant to Section 1.3 hereof.

                 1.3. Discounting. Subject to all of the terms and conditions hereof, each Bank agrees that it will on each Acceptance Date fund or discount all Drafts accepted by it on such date in the Canadian U.S. Dollar acceptance market or, subject to Section 1.4 hereof, purchase the same for its own account such in each instance that the purchase price therefor shall be equal to the face amount of the Drafts accepted, discounted or purchased by it less the

Discount applicable to such Drafts and the Stamping Fee payable with respect thereto, with such purchase price to be remitted on the applicable Acceptance Date to the Agent which will in turn make same available to the Company at the main branch of the Agent in Toronto.

                 1.4. Certain Undertakings of the Banks. Each Bank for itself alone undertakes to the Company to use reasonable efforts to ensure that the Drafts accepted by it are widely distributed and agrees not to knowingly sell or transfer a Draft or any interest therein to a resident of Australia. Following a request from the Company which relates to:

                 (a) information ordinarily required for the purposes of obtaining a certificate under section 128F of the Income Tax Assessment Act 1936 of Australia relating to the Acceptances; or

                 (b) a request from the Australian Taxation Office for specific information (in which case the request shall be accompanied by satisfactory evidence of such request from the Australian Taxation Office), the Banks agree to provide to the Company within a reasonable time a statement which sets out at that date:

                 (i) the number and face value of the Acceptances which have been accepted by and are still retained by such Bank as at that date; and

                 (ii) such other information concerning the Acceptances as the Company may reasonably require in order to enable it to obtain a certificate under section 128F of the Income Tax Assessment Act 1936 of Australia relating to such Acceptances.

                 1.5. Payment of Drafts by the Company. The Company agrees to pay to the Agent for the ratable account of the Banks the face amount of each Draft accepted and discounted pursuant hereto in same day U.S. Dollars no later than such Draft's maturity date provided the amount of each Draft accepted or discounted hereunder shall become immediately due and payable under the circumstances set forth in Sections 8.2 and 8.3 hereof. In addition, the Company agrees to pay on demand to the Agent for the ratable account of the Banks interest (computed on the basis of a year of 360 days for the actual number of days elapsed) at the Interest Rate on the face amount of each Acceptance from the maturity date thereof (or such earlier date as the face amount of such Draft becomes due and payable to the Bank accepting same pursuant to the provisions of this Section 1.5 or the provisions of Sections
8.2 or 8.3 hereof) until payment in full thereof by the Company.

                 1.6. Extension of Transition Date and Termination Date. Subject to the other provisions of this Agreement, the obligation of the Banks to accept Drafts hereunder shall be effective for an initial period from the date hereof to the Termination Date; provided that the Transition Date and the Termination Date may each be extended for successive one-year periods, if requested by the Company and consented to by each of the Banks as set forth below. The Company may request such an extension by delivering to the Agent a Certificate of Extension duly executed by an officer of the Company not more than one hundred twenty (120) days nor less than sixty (60) days prior to the date occurring one year prior to the Transition Date then in effect. The Agent will promptly deliver to all Banks a written notice of receipt of such a Certificate of Extension and each Bank shall notify the Agent in writing of its approval or disapproval of such request (which determination shall be made by each Bank in its sole discretion) at least thirty (30) days prior to the date (each such date an "Extension Date") occurring one year prior to the Transition Date then in effect. Upon the receipt of such notices from all the Banks, the Agent shall promptly notify the Company of the approval or disapproval of such request for extension. If consented to by all the Banks such extension shall be effective on such Extension Date without other or further action by any party hereto for such additional one-year period. The Banks shall use reasonable efforts to respond to any such request to extend the Transition Date and the Termination Date; provided, however, that failure by any Bank to respond to such requests shall be deemed to be a disapproval of such request for extension and shall not create a claim against it or have the effect of extending the obligation of the Banks to accept Drafts hereunder beyond the Termination Date then in effect or of extending the Transition Date or the Termination Date; and provided, further, however, that no Bank shall have any obligation whatsoever to extend the Termination Date and Transition Date in effect at any time.

                 1.7. Certain Indemnities. In consideration of the Banks' acceptance and discounting of Drafts hereunder, the Company agrees to indemnify and hold the Agent and each Bank harmless from and against any and all stamp taxes, recording taxes and fees and filing taxes and other fees payable in connection with the Drafts and/or the acceptance and/or discount thereof pursuant to this Agreement (the Agent and the Banks acknowledging and agreeing that no such taxes or fees are currently payable in Canada) and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of every nature suffered or incurred by the Agent or any Bank by reason of its having accepted, discounted or maintained an inventory of Drafts at the Company's request as provided for herein, provided that such indemnity shall not apply to the extent that any such action, claim, damage, loss, liability, fine, penalty, cost or expense arises out of or is based solely upon the negligence of the party indemnified hereby.

                 1.8. Records. Each Bank shall maintain a record of all Drafts accepted by it hereunder, of the maturity date thereof, of the Discount applicable thereto and of the amount of all charges with respect thereto and of the initial purchasers thereof and the Company agrees that in any action or proceeding brought to enforce the rights of such Bank hereunder with respect to such Drafts the entries so recorded on the books of such Bank shall be deemed prima facie correct.

                 1.9. Illegality. Notwithstanding any other provisions of this Agreement, if at any time a Bank shall determine in good faith that any applicable laws, treaties or regulations or the interpretation thereof makes it unlawful for such Bank to accept or discount Drafts, or it becomes impractical for any Bank so to do because of circumstances beyond such Bank's control, it shall promptly so notify the Agent (which shall in turn promptly notify the Company and the other Banks) and the obligation of such Bank to accept or discount Drafts under this Agreement shall terminate until it is no longer unlawful or impractical for such Bank to accept or discount Drafts. In the event of any termination of a Bank's obligations under this Section 1.9, such Bank agrees that it will, should the Company request, negotiate in good faith with the Company for a replacement credit facility which will preserve, as nearly as is practical, the benefits of this facility to the Company, provided that such facility will not in the reasonable judgment of such Bank be greater in amount, of longer duration, less secure, less profitable or otherwise less advantageous to such Bank.

                 1.10. Taxes and Increased Costs. If any Bank shall determine in good faith that any applicable law, treaty, regulation or guideline or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or the Acceptances contemplated by this Agreement (whether or not having the force of law) shall:

                 (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or drafts accepted, purchased or discounted by, such Bank;

                 (ii) subject such Bank or the Acceptances or the obligations of the Company with respect thereto to any tax, duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any Acceptance or the Company's obligations with respect thereto, except such taxes as may be measured by the overall net income of such Bank and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its accepting branch is located and except such taxes as would be imposed on the date hereof by Canada or any political subdivision thereof;

                 (iii) change the basis of taxation of payments due from the Company to such Bank hereunder or under or in respect of an Acceptance (other than by a change in taxation of the overall net income of such Bank and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its accepting branch is located); or

                 (iv) impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement or the Acceptances or the discounting thereof except for penalties which would be imposed on the date hereby by Canada or any political subdivision thereof;

and such Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of creating or discounting Acceptances or to reduce any amount received or receivable by such Bank with respect thereto, then the Company shall pay on demand to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If any Bank makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Bank setting forth the amount of such loss, cost, expense or premium in reasonable detail (including an explanation of the basis for and the computation of such loss, cost, expense or penalty), and the amounts shown on such certificate shall be conclusive and binding absent manifest error.

                 1.11. Lending Branch. Each Bank may, at its option, elect to make and fund its Acceptances and the discount thereof at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to Section 11.13 hereof or at such other of its branches or offices located outside of Australia as such Bank may from time to time elect, but the Company shall not be obligated to reimburse any Bank for any increased cost or reduced amount incident to such Bank accepting or discounting Drafts outside of Canada.

                 1.12. Disclosures. For the purposes of the Interest Act (Canada) and disclosure thereunder, the parties agree to the provisions of subparagraphs (i) through (vi) of this Section 1.12 hereinafter set forth:

                 (i) For the purposes of this Section 1.12, the following terms shall have the following meanings, respectively:

                          (A) "Advance" shall mean an advance or other amount owing or payable under this Agreement on which interest shall be payable at a specific Stated Interest Rate;

                          (B) "Specific Interest Period" shall mean a period of time designated in this Agreement with respect to which interest shall be calculated on an Advance at a specific Stated Interest Rate;

                          (C) "Stated Interest Rate" shall mean a rate of interest expressed in or determined in accordance with this Agreement;

                          (D) "Year" has the meaning attributed thereto in the Interpretation Act (Canada), and the term "yearly" has corresponding meaning: and

                          (E)     "Yearly Stated Interest Rate" shall mean:

                                  (I)      with respect to a Stated Interest
                          Rate which is expressed or determined on the basis of a year, the Stated Interest Rate; and

                                  (II)     with respect to a Stated Interest
                          Rate which is expressed or determined on the basis of a period of less than a year (a "Short Period"), the yearly rate of interest to which such Stated Interest Rate is equivalent determined in accordance with paragraph (ii) of this paragraph.

                 (ii) Where any Stated Interest Rate applicable to a Specific Interest Period is expressed or determined on the basis of a Short Period, the yearly rate of interest to which such Stated Interest Rate is equivalent is determined by multiplying such Stated Interest Rate by the actual number of days in the year in which such Specific Interest Period ends and dividing the result by the number of days in such Short Period.

                 (iii) The effective yearly rate of interest of a specific Advance for any period during a year of less than a year (a "Payment Period") for which interest is made payable at a specific Yearly Stated Interest Rate (assuming the reinvestment of such interest at such Yearly Stated Interest Rate and the periodic compounding of such interest at intervals based on the terms of the Payment Period) may be determined by the formula (1 + (C/100N)N-1 x 100, expressed as a percentage and not as a decimal, where C is equal to the arithmetic average of the Yearly Stated Interest Rate, expressed as an absolute interest rate percent, in effect on each day during the Payment Period and N is the result obtained by dividing the number of days comprising the year by the number of days in such Payment Period.

                 (iv) The effective yearly rate of interest in respect of a specific Advance for any year (or if the Advance is not outstanding for the entire year, for the portion of the year during which such Advance shall be outstanding) is equal to the arithmetic average of the effective yearly interest rates for each day of each Payment Period in respect of a specific Advance during such year.

                 (v) The Company acknowledges that there is a material difference between the Yearly Stated Interest Rates and the effective yearly rates of interest referred to above in this paragraph and that it is capable of making the calculations contemplated by this paragraph required to determine such effective yearly rates of interest.

                 (vi) The Company acknowledges and agrees that all calculations of interest under this Agreement are to be made on the basis of the applicable Stated Interest rate and not on the basis of the effective yearly rates determined in accordance with paragraphs
         (iii) and (iv) hereof or on any other basis which gives effect to the principle of deemed reinvestment.

SECTION 2.       FEES, PAYMENTS, REDUCTIONS, APPLICATIONS.

                 2.1. Facility Fee. For the period from the date hereof to but excluding the Transition Date, the Company shall pay to the Agent for the ratable account of the Banks a facility fee at the rate of 3/8 of 1% per annum on the average daily unused amount of the Available Amount hereunder, such fee to be payable quarterly in arrears (and calculated for the actual number of days elapsed on the basis of a year consisting of 365 or, when appropriate, 366 days) on the last day of each June, September, December and March in each year to and including the Transition Date.

                 2.2. Agent's Fees. The Company shall pay the Agent an agent's fee of $5,000 per annum for each Bank party to this Agreement other than the Agent, such fee to be payable at the time each such other Bank becomes a party hereto and annually thereafter so long as this Agreement is in effect or any Acceptances are outstanding hereunder.

                 2.3. Optional Prepayments. The Acceptances may not be prepaid.

                 2.4. Mandatory Reductions. In the event that the outstanding face amount of the Acceptances shall at any time and for any reason (other than during the ninety (90) day period immediately following a reduction in the Borrowing Base as the result of a redetermination thereof) exceed the Available Amount as then determined and computed, the Company shall pay over the amount of the excess to the Agent immediately upon becoming aware that an excess exists to be held as collateral security for the Company's obligations hereunder, (and invested at the request of the Company in investments of the type identified in clauses (a) through (c) of Section 7.9 hereof maturing on or before the next Acceptance Date, with the investment earnings thereon to be released to the Company if and so long as no Default or Event of Default has occurred and is continuing) and applied to the payment of the Drafts on their maturity date. Any cash or investments (and the proceeds thereof) held by the Agent pursuant to this Section 2.4 shall be and constitute collateral security for the obligations of the Company under the Loan Documents and Related Documents and shall be pledged to the Agent for that purpose.

                 2.5. Voluntary Reductions of the Available Amount. The Company shall have the privilege at any time and from time to time upon notice to the Agent (which shall promptly notify the Banks) received on or before 12:00 p.m. (Chicago time) at least three Business Days before the Termination Date to reduce the Available Amount, each such reduction to reduce the Available Amount otherwise scheduled to be outstanding on each date occurring thereafter and no such reduction may be made if after giving effect thereto the outstanding face amount of Acceptances will exceed the Available Amount. Any reduction of the Available Amount may be reinstated upon request by the Company at the time of any redetermination of the Borrowing Base provided the requested increase of the Available Amount shall not cause the Available Amount, including amounts reinstated, to exceed the lesser of the Borrowing Base or the Facility Amount.

                 2.6. Place and Application. All payments required hereunder shall be made to the Agent at its office at First Canadian Place, Toronto, Ontario (or at such other place as the Agent may specify) in immediately available and freely transferable funds at the place of payment. All payments hereunder shall be made in U.S. Dollars. All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof (collectively, "Taxes"), except for Taxes presently imposed by Canada and its political subdivisions and Taxes assessable against any Bank with respect to the overall net income of such Bank. If the Company is prohibited by applicable law from making any payment free and clear of Taxes it shall pay such Taxes and forthwith pay to the affected Bank or Banks through the Agent such additional amount so that the net amount received by such Bank or Banks after taking account of such Taxes (and any additional Taxes payable on the amount of any additional payment called for by this sentence) will equal the full amount which would have been received by such Bank or Banks had no such Taxes been paid, deducted or withheld. Payments received by the Agent after 1:00 p.m. (Toronto time) shall be deemed received as of the opening of business on the next Business Day. Except as otherwise provided in this Agreement, all payments shall be received by the Agent for the ratable account of the Banks, and shall be promptly distributed by the Agent ratably to the Banks except that payments which pursuant to the terms hereof are for the use and benefit of the Agent shall be retained by it for its own account and payments received to reimburse a Bank for a cost peculiar to that Bank shall be remitted to it.

                 Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Acceptances and all proceeds of the Collateral or recoveries on the Guaranties received, in each instance, by the Agent or any of the Banks after the occurrence of an Event of Default shall be distributed as follows:

                 (a) first, to the payment of any outstanding costs and expenses incurred by the Agent in monitoring, verifying, protecting, preserving or enforcing the liens on the Collateral or in protecting, preserving or enforcing rights under the Loan Documents and in any event including all costs and expenses of a character which the Company has agreed to pay under Section 11.11 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

                 (b) second, to the payment of any outstanding principal, interest or other fees or amounts due under the Loan Documents or Related Documents not described in part (c) below ratably, as among the Banks in accord with the amount of such owing each;

                 (c) third, to the Agent to be held as collateral security for Drafts accepted but not yet paid and for contingent liabilities not yet due; and

                 (d)      fourth, to whoever may be lawfully entitled thereto.

                 2.7. Capital Adequacy. If any Bank shall determine that any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Bank (or its accepting and/or discounting office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder or the Acceptances or credit extended by it hereunder to a level below that which such Bank could have achieved but for such law, rule, regulation, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time as specified by such Bank the Company shall pay such additional amount or amounts as will compensate such Bank for such reduction. A certificate of any Bank claiming compensation under this Section 2.7 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be final and conclusive absent manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 3.       THE COLLATERAL AND THE GUARANTIES.

                 The obligations of the Company under the Loan Documents (except the obligations contained in the third and fourth sentences of the first paragraph of Section 2.6 hereof) and Related Documents are (i) secured by valid, perfected and enforceable first liens on all capital stock of the Pledged Subsidiaries, in each instance whether now owned or existing or hereafter issued, and all proceeds thereof (collectively the "Collateral") and
(ii) unconditionally guaranteed by the Guarantors. The Company agrees that it will and will cause any other owners of any of the Collateral to, from time to time at the request of the Agent or the Required Banks execute and deliver such documents and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for, continue or perfect such liens.
The Company agrees that it will cause any entity which becomes a Pledged Subsidiary to execute and deliver to the Agent and the Banks a Guaranty.

SECTION 4.       THE BORROWING BASE.

                 4.1. Amount and Determination. The Borrowing Base shall, as of any date, be an amount equal to the lesser of (i) the Maximum Borrowing Base and (ii) the sum of the loan value (determined as hereinafter set forth) of the Borrowing Base Assets. The loan value of the Borrowing Base Assets shall be determined by the Agent and the Banks, according to the procedures set forth below in this Section 4.1, using their from time to time customary standards and practices for evaluating oil and gas loans, including an evaluation of the projected revenues which the Company and the owners of the Borrowing Base Assets shall require for their other needs, all based upon engineering reports, production data from the Borrowing Base Assets, other information submitted by the Company and additional factors and data which the Agent and the Banks believe relevant, the determination by the Agent and the Banks of the Borrowing Base as of any time to be final and conclusive absent manifest error, provided that the Banks have acted in good faith in connection therewith.

                 In determining the Borrowing Base, the Company acknowledges and agrees that the Agent and the Banks will take into consideration risks incident to foreign currency conversions, exchange and export controls, taxes, restrictions or potential restrictions on repatriation of earnings and the proceeds of asset dispositions and other sovereign risks which may result in a reduction in the values included for Borrowing Base Assets located in foreign jurisdictions over what such values would have been had such assets been located within the United States or Canada and it is further acknowledged and agreed that the Agent and the Required Banks shall have the right to reconsider such matters at the time of redetermination of the Borrowing Base and under the circumstances set forth in Section 4.3(c) hereof.

                 Based on the information and data heretofore submitted to the Banks, the Banks have determined that the Borrowing Base as of the date hereof is $25,000,000 which will, subject to the other provisions of this Agreement, continue to be used for the computation of the Borrowing Base until the next redetermination. The Company shall submit engineering reports pursuant to
Section 7.5(f) and (g) for regularly scheduled Borrowing Base redeterminations, together with such other information and data as the Required Banks may reasonably request, evaluating the Borrowing Base Assets and prepared in substantially the same manner and containing substantially the same data and projections as are contained in the reports dated as of January 1994 ("the Initial Report").

                 Except as otherwise provided herein, the procedures for determining the Borrowing Base shall be as follows: the Agent shall make a determination of the Borrowing Base, based upon the most recent engineering reports submitted, production data from the Borrowing Base Assets, other factors and data customarily used by it in making such evaluations and otherwise in accordance with the criteria set forth in this Section 4.1 on or prior to April 25 and October 25 in each year (and in the case of a redetermination pursuant to Section 4.3(a), within 25 days of receipt of all information to be provided by the Company pursuant to such Section). Within ten (10) days following such determination, the Agent shall notify the Banks in writing of such determination. Each Bank shall notify the Agent in writing, by Telex or facsimile transmission, whether it approves or disapproves of such determination within twenty (20) Business Days of its receipt of such notice from the Agent; provided that any Bank which does not so notify the Agent shall be deemed to have approved of such determination. Upon the approval (or deemed approval) by the Required Banks, such determination shall, subject to the other provisions of this Section 4.1, be the Borrowing Base, and the Agent shall promptly notify the Company in writing of such redetermined Borrowing Base. If any such determination results in a decrease in the Borrowing Base, the Agent will, at the request of the Company, provide it with a statement in reasonable detail of the computation of the Borrowing Base, which will be final and conclusive absent manifest error.

                 4.2. The Borrowing Base Assets. The assets included in the determination of the Borrowing Base as of the date hereof (the "Initial Borrowing Base Assets") are as described in the Initial Report previously delivered to the Banks and the Company represents and warrants that all such assets satisfy the criteria set forth below. In order to be eligible for designation as a Borrowing Base Asset such asset must meet each of the following criteria unless the Required Banks otherwise agree in any instance, and by requesting that any asset be included as a Borrowing Base Asset, the Company shall be deemed to have represented and warranted that it satisfies all such criteria:

                 (i) It consists of a Proved Producing Property or is an Oil and/or Gas Property of a type which the Required Banks find acceptable for inclusion in the Borrowing Base;

                 (ii) The Company or a Pledged Subsidiary has defensible title (subject only to minor title defects and irregularities and to liens permitted by Section 7.8 hereof which do not materially affect the value thereof) to the Borrowing Base Asset in question which entitles it to a net interest in the production therefrom equal to that disclosed to the Banks; and

                 (iii) Any representations or covenants contained herein with respect to Borrowing Base Assets are true and correct and complied with in the case of the Borrowing Base Asset in question.

                 4.3.     Special Adjustments to the Borrowing Base.

                 (a) Determination of Borrowing Base at the Request of the Company. The Company may request one Borrowing Base redetermination during any twelve month period by delivery to the Agent and the Banks of a written request for such determination. In connection therewith, the Company shall deliver to the Agent and the Banks such reports and information concerning the Borrowing

Base Assets as the Agent shall reasonably deem appropriate. Following receipt of such request, reports and information, the Agent and the Banks shall determine the Borrowing Base using the procedures set forth in Section 4.1. In connection with each such redetermination, the Company shall pay to the Agent, for its own use and benefit an engineering evaluation fee of $10,000.

                 (b) Sales. In the event that any Borrowing Base Asset is leased, sold, transferred or conveyed (other than sales or transfers from the Company or a Pledged Subsidiary to a Pledged Subsidiary or the Company, (i) if the sale is permitted under Section 7.13(c), the Company shall notify the Agent of such sale and the loan value of the Borrowing Base Assets shall be reduced by an amount equal to the proceeds of such sale net of reasonable incidental, brokerage and legal costs actually paid to third parties, taxes associated with such sale payable in cash concurrently with the consummation of such sale and net of an amount to be determined by the Company acting reasonably and in good faith equal to the income taxes estimated to be payable by the Company or the applicable Pledged Subsidiary in cash in respect of such sale, provided reserves for such taxes are established by the Company or such Pledged Subsidiary; and (ii) if the sale is not permitted under Section 7.13(c) (or in the event any Borrowing Base Asset ceases to satisfy any of the criteria set forth in Section 4.2 for inclusion as a Borrowing Base Asset), (x) the Company shall notify the Banks prior to such sale (or promptly following that date on which any Borrowing Base Asset ceases to satisfy any of the criteria set forth in Section 4.2), (y) the Agent and the Banks shall recalculate the loan value of the Borrowing Base Assets to reflect the deletion of the asset in question and notify the Company of the adjustment to the loan value of the Borrowing Base Assets, and (z) no such sale, lease, transfer or conveyance shall be made until any necessary reduction to the Borrowing Base has been made or if after giving effect thereto a Default or Event of Default would have occurred and be continuing or if the aggregate outstanding face amount of the Acceptances would exceed the amount of the Borrowing Base as so reduced.

                 (c) Casualties and Adverse Claims. The Company shall notify the Banks of the assertion or filing of any material adverse claim, defect or encumbrance affecting or purporting to affect the Company's or any Pledged Subsidiary's title to all or any portion of any of the Borrowing Base Assets or of any blow out or other material casualty affecting any Borrowing Base Asset or the production of oil or gas therefrom, of any withholding by any person of any payment of sums due in respect of oil or gas produced which withholding materially diminishes the value of the Borrowing Base Assets and which results from an allegation or claim affecting the Company's or any Pledged Subsidiary's rights to such payment, of any material breach by any party of any obligation under a Significant Agreement and of any other occurrence which materially diminishes the value of the Borrowing Base Assets and/or the production or sale of oil and/or gas therefrom and/or the right of the Company or any Pledged Subsidiary to receive all of such sums, in each case promptly after any responsible officer of the Company becomes aware of same. The Required Banks shall have the right to reduce the Borrowing Base, either temporarily or permanently, by the amount of such claim or dispute, or the diminution in value caused by such claim or dispute, as determined in good faith by the Required Banks, with respect to the Borrowing Base Assets as to which a claim or dispute has arisen or a casualty or other event giving rise to a diminution in value or suspension or reduction of payment has occurred. The failure of the Required Banks to make any such reduction upon receipt of any such notice shall not preclude their later election to so reduce the Borrowing Base.

                 (d) Exogenous Factors. In the event that between determination dates, in the reasonable determination of the Agent, a material change occurs in oil and/or gas prices, taxes, anticipated inflation rates as reflected in the money markets, exchange rates, export controls, sovereign risks, or other material external factors or assumptions used by the Banks in determining the Borrowing Base as of the last determination date in accord with their customary standards and practices applicable to oil and gas loans or if any other material adverse change shall, in the reasonable determination of the Agent, have occurred in the financial condition, operations, assets, business, prospects or properties of the Company or any Pledged Subsidiary, then in that event the Required Banks may redetermine the Borrowing Base between determination dates by adjusting such value to reflect the change which has occurred. For the purposes hereof, a material change in external factors shall be deemed to materially affect the value of the Borrowing Base Assets if, in the sole determination of the Agent, the change would result in a decrease in the value of the Borrowing Base Assets under the customary standards and practices used by the Required Banks of more than ten percent (10%) of the Borrowing Base then in effect.

SECTION 5.       REPRESENTATIONS AND WARRANTIES.

         The Company represents and warrants to the Banks as follows:

                 5.1. Organization and Power. The Company is duly organized and existing under the laws of Western Australia, and is duly licensed or qualified to do business in each jurisdiction where the nature of the assets owned or leased by it or business conducted by it requires such licensing or qualification and in which the failure to be so licensed or qualified would materially and adversely affect the business, properties or operations of the Company and its Subsidiaries taken as a whole or the value or marketability of the Borrowing Base Assets taken as a whole and has all necessary corporate power to carry on its present business. The Company has full right, power and authority to enter into this Agreement, to issue the Drafts, to execute and deliver the Collateral Documents and Related Documents executed and delivered or to be executed and delivered by it and to perform each and all of the matters and things herein and therein provided for. The Loan Documents and Related Documents do not, nor will the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene any provision of law (except where such contravention would not affect the validity or enforceability of any of the Loan Documents or Related Documents or have a material adverse effect on the financial condition or business prospects of the Company or its Subsidiaries), or any charter or by-law provision of the Company or any material covenant, indenture or agreement of or affecting the Company or any of its properties.

                 5.2. Subsidiaries. Each Pledged Subsidiary is duly organized and existing under the laws of the jurisdiction in which it was incorporated, has full and adequate corporate power to carry on its business as now conducted and is duly licensed or qualified in all jurisdictions wherein the nature of its business requires such licensing or qualification and in which the failure to be so licensed or qualified would materially and adversely affect the business, properties or operations of the Company and the Pledged Subsidiaries taken as a whole or the value or marketability of the Borrowing Base Assets taken as a whole. All of the outstanding capital stock of all of such Pledged Subsidiaries has been validly issued, is fully paid and nonassessable and, to the extent and in the percentages set forth in Exhibit B hereto, is owned by the Company or one or more of the Subsidiaries free and clear of all liens, security interests, charges and encumbrances (except for liens in favor of the Agent to the extent permitted by Section 7.8 hereof). There are outstanding no commitments or other obligations of any Pledged Subsidiary to issue, and no options, warrants or other rights of any individual or entity to acquire, any shares of any class of capital stock of any Pledged Subsidiary. All Subsidiaries are listed on Exhibit B.

                 5.3. Guaranties and Collateral Documents . The Pledged Subsidiaries have all necessary right, power and authority to execute and deliver the Guaranties and Collateral Documents and any document or instrument related thereto executed and delivered or to be executed and delivered by them, and to observe and perform all of the matters and things therein provided for, and the execution and delivery of such Guaranties and Collateral Documents will not, nor will the observance or performance of any of the matters and things therein provided for, contravene any provision of law (except where such contravention would not affect the validity or enforceability of any of the Loan Documents or have a material adverse effect on the financial condition or business prospects of the Company or its Subsidiaries), or any charter or bylaw provision of any of the Pledged Subsidiaries or any material covenant, indenture or agreement of or affecting any of the Pledged Subsidiaries or of any of their properties.

                 5.4. Financial Statements. The financial report of the Company and its Subsidiaries for the year ended December 31, 1993, including a consolidated balance sheet as of December 31, 1993, and a consolidated statement of profit and loss for the twelve months ended on said date prepared by the Company, truly and accurately reflect the financial condition of the Company and its Subsidiaries as at said date and the results of operations for the period covered thereby. The Company and its Subsidiaries have no contingent liabilities which are material to the Company and its Subsidiaries other than as indicated on said financial statements and since the date of such financial statements, there have been no material adverse changes in the condition, financial or otherwise, of the Company and its Subsidiaries.

                 5.5. Financial Information. The consolidated financial statements of Apache dated December 31, 1993, copies of which have been furnished to the Agent and each Bank, have been prepared in accordance with GAAP in effect on the date of such statements, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

                 5.6. Litigation and Taxes. There is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would result in any material adverse change in the financial condition or properties, business, prospects or operations of the Company or any Subsidiary. No objections to or controversies in respect of the income or other tax returns of the Company or its Subsidiaries are pending or threatened which, if adversely determined, would have a material adverse effect on the financial condition of the Company and its Subsidiaries. Except as provided herein, no authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company or the Pledged Subsidiaries of the Loan Documents or Related Documents.

                 5.7. Burdensome Contracts with Affiliates. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which, taken as a whole, are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

                 5.8. The Borrowing Base Assets. All of the leasehold estates, mineral interests, licenses, concessions, Significant Agreements and other interests constituting part of the Borrowing Base Assets are valid and subsisting and mortgageable or assignable, and (with respect to oil and gas production) provide for the continuation or renewal thereof so long as oil and/or gas is produced and saved therefrom and contain no unusual or unduly burdensome covenants or restrictions or provisions for the forfeiture thereof (other than covenants and restrictions which are customary in the oil and gas industry and which do not materially detract from the value of the interest therein of the owner) and the Company and Pledged Subsidiaries have defensible title to the Borrowing Base Assets, free and clear of all liens, defects and encumbrances other than such thereof as may be permitted hereunder and minor title defects and irregularities which do not materially affect the value thereof and such title entitles the Company or a Pledged Subsidiary to a net interest in production from the Borrowing Base Assets equal to the net interest in production set forth in the most recent report received by the Banks pursuant to Sections 7.5(f) or (g).

                 5.9. Full Disclosure. The statements and information furnished to the Agent and the Banks in connection with the negotiation of this Agreement and the commitments by the Banks to provide all or part of the financing contemplated hereby do not, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained therein or herein not misleading except for such thereof as were corrected in subsequent written statements furnished the Banks, the Banks acknowledging that as to any projections furnished to the Banks, the Company only represents that the same were prepared on the basis of information and estimates the Company believes to be reasonable. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to the Banks in writing which materially adversely affects nor, so far as the Company now can reasonably foresee, may reasonably be expected to materially adversely affect the properties, business, profits or condition (financial or otherwise) of the Company or its Subsidiaries. Without limiting the generality of the foregoing, the factual data contained in or submitted by the Company and the Pledged Subsidiaries in connection with the preparation of the Initial Report and all other information and data submitted to the Banks concerning the Borrowing Base Assets and the values thereof, the past, present and estimated future production therefrom and the arrangements for and pricing of sales therefrom is, to the best knowledge of the Company, true, correct and complete and the Company has not failed to deliver any information or data available to it or to the Pledged Subsidiaries which is inconsistent with any of that submitted.

                 5.10. Compliance with Law. Except where any default or failure to comply would not have any material adverse effect on the Company and its Subsidiaries taken as a whole, or on Hadson Australia Development Pty. Ltd. or on of Petro Energy Limited, (a) neither the Company nor any Subsidiary is
(i) in default with respect to any order, writ, injunction or decree of any court or (ii) to the best knowledge of the Company, in default in any material respect under any law, ordinance, order, regulation, license or demand of any federal, state, municipal or other governmental agency; and (b) the Company and its Subsidiaries are each in compliance with all applicable environmental, health and safety statutes and regulations and, to the knowledge of the Company neither it nor any Subsidiary will have acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment.

                 5.11. Use of Proceeds. The proceeds of the Drafts shall be applied to the acquisition of Oil and/or Gas Properties and for general corporate purposes of the Company, in each case in connection with the Oil and Gas Business of the Company in Australia. The Company irrevocably authorizes the Banks to (and the Banks shall) apply the proceeds of Drafts discounted pursuant hereto on any date first to the payment of any Drafts maturing on such date.

                 5.12. No Business in Canada. Neither the Company nor any Subsidiary carries on or will carry on business in Canada.

                 5.13. Regulation G, U and X. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of carrying margin stock (as defined in F.R.S. Regulations G, U and X), and no proceeds of any Drafts will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X.

SECTION 6.       CONDITIONS PRECEDENT.

                 6.1. All Acceptances. The obligation of the Banks to accept or discount any Draft shall be subject to the provisions of Sections 8.2 and 8.3 hereof and shall also be subject to the conditions precedent that as of the time of the creation of each Acceptance or the discount thereof:

                 (a) each of the representations and warranties set forth herein or in the Collateral Documents or Guaranties shall be true and correct, as of the date of such creation or discount (except that the representations and warranties made in Sections 5.4 and 5.5 hereof shall be deemed to refer to the most recent financial statements delivered to the Banks pursuant to Section 7.5);

                 (b) no material adverse change shall have occurred in the financial condition or business prospects of Apache, the Company or its Subsidiaries or any Guarantor;

                 (c) no Default or Event of Default shall have occurred and be continuing;

                 (d) the Agent shall have received an Acceptance Request in the form annexed hereto as Exhibit A (which may be by facsimile transmission thereof to be followed by a hard copy original);

                 (e) the Banks shall have received the Stamping Fee for the Drafts then to be accepted (provided that unless the Company has paid the Stamping Fee in cash, the Banks are hereby irrevocably authorized to deduct the amount thereof from the proceeds of the drafts being accepted and discounted); and

                 (f) the Agent shall have received either (i) a copy of a certificate or certificates issued by the Australian Taxation Office under section 128F(4) of the Income Tax Assessment Act 1936 of Australia in respect of all prior Acceptances or all Acceptances whenever issued or (ii) a certificate of the Company's vice president and treasurer stating that such certificate shall not be forthcoming.

Any request made by the Company to the Agent for the acceptance or discount of a Draft shall be deemed to constitute a representation and warranty that the foregoing statements are true and correct.

                 6.2. Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of each Bank to accept Drafts hereunder are subject to the satisfaction of the following conditions precedent:

                 (a) The Agent shall have received the following for the account of the Banks (each to be properly executed and completed) and the same shall have been approved as to form and substance by the
         Banks:

                          (i) copies (executed or certified as may be appropriate) for each Bank of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents, to the extent the Agent or its counsel may reasonably request, including, without limitation, certificates as to the incumbency and authority, and setting forth a specimen signature of, each officer of the Company or any Guarantor or Pledged Subsidiary who is to sign any document hereunder;

                          (ii) any Collateral Documents which are required by this Agreement to be delivered to the Agent and which have not previously been delivered to the Agent, any documentation necessary to perfect the liens thereby created, and any documentation which, in the reasonable determination of the Agent, is necessary to perfect or continue the liens created pursuant to any Collateral Document;

                          (iii) the certificates evidencing the stock of each Pledged Subsidiary other than Hadson Australia Development Pty Limited A.C.N. 009 140 854 and Petro Energy Limited A.C.N. 000 293 729, together with duly executed share transfers therefor and acknowledgments of pledge from the issuers thereof;

                          (iv) Guaranties from each Pledged Subsidiary other than Hadson Australia Development Pty Limited A.C.N. 009 140 854 and Petro Energy Limited A.C.N. 000 293 729;

                          (v) the liens evidenced by the Collateral Documents executed by each Pledged Subsidiary other than Hadson Australia Development Pty Limited A.C.N. 009 140 854 and Petro Energy Limited A.C.N. 000 293 729 shall have been duly perfected in the manner required by law so as to be effective against all creditors of and purchasers from the Company and the Pledged Subsidiaries including, without limitation, stamping and registration required under the laws of any State or territory of Australia;

                          (vi) a consent and acknowledgement duly executed by each of the Guarantors, in form and substance satisfactory to the Agent, consenting to this Agreement and acknowledging that the obligations of such Guarantor continue in full force and effect with respect to the obligations of the Company and such Guarantor pursuant to this Agreement and each Loan Document;

                          (vii) either (x) an indicative letter from the Australian Taxation Office indicating that, based on the information submitted, a certificate of exemption under section 128F(4) of the Income Tax Assessment Act 1936 of Australia may be expected to be issued in respect of Acceptances under this Agreement or (y) a certificate of the Company's vice president and treasurer stating that such letter shall not be forthcoming;

                          (viii)  copies of the Significant Agreements
                 certified to be true and correct as of the date hereof;

                          (ix)    a summary of the insurance coverages
                 maintained by the Company and the Subsidiaries;

                          (x) an organizational chart for the Company and the Pledged Subsidiaries and a listing of the Oil and/or Gas Properties owned by each Subsidiary;

                          (xi) Subordination Agreements, in form and substance satisfactory to the Agent, from each of Apache Corporation and Hadson Energy Resources Corporation;

                          (xii) a certificate of the Company's vice president and treasurer listing the production licenses, pipeline licenses and exploration permits in effect on the date of such certificate; and

                          (xiii)  an amendment, in form and substance
                 satisfactory to the Agent, of that certain Subordination Deed among the Company, Hadson Australia Development Pty. Limited, Petro Energy Limited and the Agent, dated June 13, 1991.

                 (b) The Agent shall have received for its own account such fees as the Company has otherwise agreed to pay to the Agent together with a letter confirming ongoing fee arrangements;

                 (c) The Agent shall have received and approved such evidence as it shall reasonably require as to the state of title to the Borrowing Base Assets and the truthfulness of the representations contained in Sections 5.7 and 5.9 hereof;

                 (d) an acknowledgement of the Company, satisfactory in form and substance to the Banks, that all present and future claims of the Company against the Pledged Subsidiaries are or continue to be subordinated to the obligations of the Pledged Subsidiaries under the Guaranties pursuant to that certain Subordination Deed among the Company, Hadson Australia Development Pty Limited, Petro Energy Limited and the Agent dated June 13, 1991,

                 (e) Legal matters incident to the execution and delivery of this Agreement and the other instruments and documents contemplated hereby shall be satisfactory to the Banks and their counsel and the Banks shall have received the favorable written opinion of acceptable counsel for the

         Company and the Guarantors in form and substance satisfactory to the Banks and their counsel and with such exceptions, qualifications and limitations as shall be acceptable to the Banks and their counsel, with respect to:

                          (i) the due organization and existence of the Company and the Guarantors and the due licensing or qualification of the Company and the Guarantors in all jurisdictions where the nature of the assets owned or leased by it or business conducted by it requires such licensing or qualification and in which the failure to be so licensed or qualified would materially and adversely affect the business, properties or operations of the Company and its Subsidiaries taken as a whole or the value or marketability of the Borrowing Base Assets;

                          (ii) the power and authority of the Company and the Guarantors to enter into this Agreement and other instruments and documents contemplated hereby and Related Documents and the power and authority of the Company and the Guarantors to perform and observe all the matters and things herein and therein provided for and the fact that the execution and delivery of this Agreement and other instruments and documents contemplated hereby and Related Documents will not, nor will the observance or performance of any of the matters or things therein or herein provided for, contravene any provision of law known to counsel after due inquiry or of the Charter or By-Laws of the Company or of any Guarantor or of any provision of any material agreement binding upon the Company or of any Guarantor or affecting any of their properties or assets;

                          (iii) the due authorization for and the validity and enforceability of this Agreement and each other document or agreement contemplated hereby and each other Loan Document;

                          (iv) the fact that no governmental authorization or consent is required with respect to the lawful execution and delivery of this Agreement and each other document or agreement contemplated hereby or Related Documents or if any such consent is necessary, that the same has been obtained and is in full force and effect;

                          (v) the fact that the ordinary shares of the Pledged Subsidiaries are fully paid and not subject to any tax or other government impost;

                          (vi) the lack, to the knowledge of such counsel, of any material legal or administrative proceedings pending or threatened against the Company or any Guarantor; and

                          (vii) that an Australian court would recognize and enforce a judgment obtained against the Company or the Guarantors in an Ontario or Illinois court.

                 In expressing its opinion as to the validity and enforceability of those Loan Documents governed by the laws of Ontario, counsel may assume that the laws of Ontario do not differ in any respect material to its opinion from those of Western Australia if Ontario counsel advises the Agent that such documents would be valid (subject to customary exceptions affecting creditor's rights generally and assuming that they were duly authorized, executed and delivered by, and within the corporate power of, the parties thereto), under the laws of Ontario.

SECTION 7.       COMPANY COVENANTS.

                 The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Banks:

                 7.1. Maintenance of Business. The Company will preserve and keep in force and effect, and cause each of its Subsidiaries to preserve and keep in force and effect, all material licenses and permits necessary to the ownership, development and operation of the Borrowing Base Assets.

                 7.2. Maintenance. The Company will maintain, preserve and keep its plant, properties and equipment in good repair, working order and condition and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained and will cause each Subsidiary so to do in respect of its properties.

                 7.3. Taxes. The Company will duly pay and discharge, and will cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against the Company, or such Subsidiary or against their respective properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings.

                 7.4. Insurance. The Company will insure and keep insured, and will cause each Subsidiary to insure and keep insured, in good and responsible insurance companies, all material insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties; and will insure, and cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) in good and responsible insurance companies as and to the extent usually insured by companies similarly situated and conducting similar businesses. The Company will upon request of any Bank furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 7.4.

                 7.5. Financial Reports. The Company will, and will cause each Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish to the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries, as any Bank may reasonably request; and without any request, will furnish to the Banks:

                 (a) as soon as available, and in any event within 60 days after the close of each quarterly fiscal period of the Company other than at fiscal year end, a copy of the balance sheet, statement of earnings and statement of cash flow of the Company and its Subsidiaries for such period, prepared on a consolidated basis in accordance with GAAP and certified to by the president or the vice president and treasurer thereof with such certificate to also (i) state that the signer thereof has reexamined the provisions of this Agreement and that no Default or Event of Default has occurred or is continuing or if any of such has occurred or is continuing stating the nature thereof and the action, if any, which the Company proposes to take with respect thereto, (ii) include a statement of all sales of Borrowing Base Assets during the preceding twelve months, and (iii) include such information as may be necessary to confirm the Company's compliance with the covenants set forth in Section 7.17;

                 (b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the report for such year and accompanying financial statements, including balance sheet, statement of earnings and statement of cash flow on a consolidated basis for the Company and its Subsidiaries, all as prepared in accordance with GAAP and certified by the president or the vice president and treasurer of Apache with such certificate to also (i) state that the signer thereof has reexamined the provisions of this Agreement and that no Default or Event of Default has occurred and is continuing or if any of such has occurred or is continuing stating the nature thereof and the action, if any, which the Company proposes to take with respect thereto, (ii) include a statement of all sales of Borrowing Base Assets during the preceding twelve months and (iii) include such information as may be necessary to confirm the Company's compliance with the covenants set forth in Section 7.17;

                 (c) as soon as available and in any event within 60 days after the close of each quarterly fiscal period of the Company other than at fiscal year end and within 90 days after the close of each of the fiscal years of the Company, the Company shall provide information as to the gross volumes and proceeds received by the Company and the Pledged Subsidiaries during the immediately preceding quarterly fiscal period from the sale of oil and gas;

                 (d) as soon as available and in any event within 90 days after the close of each of the fiscal years of Apache, an unqualified audit report certified by independent certified public accountants, acceptable to the Required Banks, prepared in accordance with GAAP on a consolidated basis, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows for Apache and its Subsidiaries;

                 (e) as soon as available and in any event within 60 days after the close of the first three quarterly periods of each of its fiscal years, for Apache and its Subsidiaries, consolidated unaudited balance sheets as of the close of each such period and consolidated profit and loss statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter;

                 (f) as soon as available after each January 1st and in any event by March 31st of each year, an updated engineering report in form and substance satisfactory to the Agent, prepared by the Company and audited and certified by an Acceptable Engineer, together with such other information and data as the Required Banks may reasonably request (including, without limitation, a listing of changes, if any, to the production licenses, pipeline licenses and exploration permits then in effect from the previous information delivered pursuant to
         Section 6.2(a)(xii) or this clause (f), as the case may be), evaluating the Borrowing Base Assets as of January 1 of such year;

                 (g) as soon as available after each June 30th and in any event by September 30th of each year, a report in form and substance satisfactory to the Agent, prepared by the Company, together with such other information and data as the Required Banks may reasonably request (including, without limitation, a listing of changes, if any, to the production licenses, pipeline licenses and exploration permits then in effect from the previous information delivered pursuant to

         Section 6.2(a)(xii) or this clause (g), as the case may be), evaluating the Borrowing Base Assets as of June 30 of such year;

                 (h) promptly after the end of each calendar year and in any case no later than April 1st of the next succeeding calendar year, a budget for each of the next succeeding three calendar years (including specific capital expenditures information) for the Company and its Subsidiaries in reasonable detail, based on reasonable assumptions set forth therein acceptable to the Required Banks and in form and substance satisfactory to the Required Banks;

                 (i) promptly after actual knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of (i) any threatened or pending litigation or governmental proceeding or assessment against the Company or any Subsidiary which if adversely determined would materially adversely affect the business and properties of the Company and its Subsidiaries on a consolidated basis, (ii) the occurrence of any Default or Event of Default, (iii) any material breach by any party of its obligations under any of the Significant Agreements and (iv) any occurrence or condition which may reasonably be expected to have a material adverse effect on the properties, business, operations, condition (financial or otherwise) of the Company or any Pledged Subsidiary or to materially adversely affect the ability of the Company or any Pledged Subsidiary to fulfill its obligations pursuant to this Agreement, any other Loan Document, or any Related Document; and

                 (j) such other information (including engineering, financial and non-financial information) as the Agent or any Bank may from time to time reasonably request.

                 The Company will permit representatives of any Bank at all reasonable times to examine and make extracts from the books and records of the Company and its Subsidiaries and to examine their assets and access thereto shall be permitted for such purpose.

                 7.6. Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, with all laws, ordinances and governmental rules and regulations to which it is subject, including without limitation, all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, profits or condition of the Company and its Subsidiaries taken as a whole or the Borrowing Base Assets taken as a whole or would result in any lien or charge upon any property of the Company or any Subsidiary not permitted hereby.

                 7.7. Nature of Business. Neither the Company nor any Subsidiary will engage in any business or activity other than the Oil and Gas Business and activities reasonably incidental thereto.

                 7.8. Liens. The Company will not, nor will it permit any Pledged Subsidiary to, pledge, mortgage or otherwise encumber or subject to, or permit to exist upon or be subjected to, any lien, security interest or charge upon, any assets or property of any kind or character at any time owned by the Company or any Subsidiary; provided, however, that nothing in this Section contained shall operate to prevent:

                 (a) liens, pledges or deposits in connection with workmen's compensation, social security obligations, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which the Company or a Subsidiary is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing money or obtaining advances or credit; provided in each case that the obligation or liability arises in the ordinary course of business and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings;

                 (b) inchoate statutory, construction, materialmen's, warehousemen's, producers' or operator's liens securing obligations not overdue, or if overdue, which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside;

                 (c) liens of judgments or awards if and so long as the judgment or award in question does not constitute an Event of Default under Section 8.1(f) hereof;

                 (d)      the liens created by the Collateral Documents;

                 (e) Permitted Exceptions and liens securing abandonment costs;

                 (f) liens in the form of margin deposits incident to arrangements entered into to hedge against the risk of changes in the prices of hydrocarbons produced by the Company or its Pledged Subsidiaries;

                 (g) liens arising under operating agreements in respect of obligations not yet due;

                 (h) zoning and use restrictions, easements, rights-of-way, reservations or other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                 (i) liens pursuant to partnership agreements, oil, gas and/or mineral interests, farm-out agreements, division orders, contracts for the sale, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

                 (j) cash deposits securing liabilities in respect of letters of credit, bonds and guaranties permitted by Section 7.10(e) and (g) hereof; and

                 (k) any lien, security interest or charge upon any assets of the Company with respect to the construction and financing of improvements to the Company's administrative offices.

                 7.9. Acquisitions, Investments, Loans and Advances. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any interest or investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person, or subordinate any claim or demand it may have to the claim or demand of any other person, firm or corporation; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

                 (a) investments by the Company in direct obligations of Australia or the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of Australia or the United States of America, respectively, provided that any such obligations shall mature within one year from the date the same are acquired by the Company;

                 (b) investments by the Company in commercial paper rated P-1 by Moody's Investors Services, Inc. and A-1 by Standard and Poor's Corporation (or equivalent ratings by

         Australian rating agencies) maturing within 270 days of the date of issuance thereof;

                 (c) investments by the Company in notes, certificates of deposit or time deposits issued by and bills of exchange accepted by any Commercial Bank, or by any prime Australian commercial bank and having a maturity of one year or less;

                 (d) acquisitions by the Company and Subsidiaries of Oil and/or Gas Properties or companies substantially all of the assets of which are Oil and/or Gas Properties or assets incidental thereto and which following such acquisition shall be Pledged Subsidiaries (and shall deliver to the Agent a Guaranty and such other documents and opinions as the Agent may reasonably require) or shall be merged into the Company or any of the Pledged Subsidiaries;

                 (e) advances to employees and suppliers made in the ordinary course of business;

                 (f)      loans and advances by the Company to Pledged
         Subsidiaries;

                 (g) loans and advances by the Company to Subsidiaries other than Pledged Subsidiaries or to Subsidiaries of Apache and by any Subsidiary of the Company to its Subsidiaries, provided that the amount of such loans or advances outstanding at any one time shall not exceed (i) $500,000 to any such Subsidiary and (ii) $1,000,000 in the aggregate to all such Subsidiaries; and

                 (h) subordinations by the Company of obligations owing it from Pledged Subsidiaries to obligations of the Pledged Subsidiaries to the Banks, including without limitation, subordinations of obligations pursuant to that certain Subordination Deed dated June 13, 1991 among the Company, Hadson Australia Development Pty Limited, Petro Energy Limited and Bank of Montreal, as the same may have been or may hereafter be amended or modified.

                 7.10. Indebtedness. The Company will not, nor will it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness except:

                 (a)      Indebtedness of the Company hereunder;

                 (b)      the Guaranties;

                 (c) Indebtedness in respect of judgments or awards if and so long as such judgments or awards: (i) do not constitute Indebtedness for borrowed money or (ii) do not constitute or create an Event of Default under Section 8.1(f) hereof;

                 (d) Indebtedness of the Company to Subsidiaries and of Subsidiaries to the Company permitted by Section 7.9;

                 (e) the liability of the Company or Subsidiaries in respect of letters of credit not exceeding AUS $1,000,000 at any one time outstanding, which letters of credit are (i) for the procurement of goods and services in the ordinary course of business directly associated with the normal conduct of the Oil and Gas Business of the Company or such Subsidiary or (ii) to guarantee, pursuant to any governmental requirements, future unfunded obligations with respect to plugging or abandonment of wells;

                 (f) Subordinated Indebtedness of the Company to Apache and/or Hadson Energy Resources Corporation;

                 (g) liabilities (other than pursuant to letters of credit and other than Indebtedness of the type referred to in clause (f) of the definition of Indebtedness) in respect of bonds and guaranties supporting statutory obligations in respect of the Oil and Gas Business of the Company and its Subsidiaries; provided any such liabilities assumed by the Company or any Pledged Subsidiary in respect of any Subsidiary which is not a Pledged Subsidiary shall be deemed an advance to such Subsidiary for purposes of Section 7.9(g);

                 (h) Hedging Agreements entered into by the Company and letters of credit in support of such Hedging Agreements; and

                 (i) Indebtedness in an aggregate amount not to exceed $1,200,000 incurred in connection with the construction and financing of improvements of the Company's administrative offices.

                 (j) Indebtedness for taxes due and payable but not yet overdue, or overdue but being contested in good faith by appropriate proceedings.

                 7.11. Dividends and Certain Other Restricted Payments. The Company will not declare or pay any dividends on any class of its capital stock (other than dividends payable solely in its capital stock) or directly or indirectly or through any Subsidiary purchase, redeem or otherwise acquire or retire any of its capital stock if after giving effect thereto either: (i) a Default or Event of Default has occurred and is continuing or (ii) the Company's Tangible Net Worth is less than $37,000,000.

                 7.12. Mergers, Consolidations, etc. The Company will not, nor will it permit any Pledged Subsidiary to, sell, lease or otherwise dispose of all or a substantial part of its properties or assets, and will not, nor will it permit any Pledged Subsidiary to, consolidate or be a party to a merger with any other corporation or in any event sell or discount, with or without recourse, any of its notes or accounts receivable or sell, transfer or otherwise dispose of any capital stock of a Pledged Subsidiary except that and provided always that after giving effect to any of the transactions enumerated below, no Default or Event of Default has occurred or is continuing, (i) any Pledged Subsidiary may merge with or into any other Pledged Subsidiary or the Company if such actions are taken as the Agent may require to assure that any such merger does not adversely affect its liens on the Collateral, (ii) any corporation may merge with or into any Pledged Subsidiary or the Company provided that such Pledged Subsidiary or the Company is the surviving corporation, and (iii) the Company and its Subsidiaries may sell, lease or otherwise dispose of assets as permitted by Section 7.13 below.

                 7.13. Sale of Assets. The Company will not, nor will it permit any Pledged Subsidiary to, lease, sell, transfer, convey, assign, issue or otherwise dispose of any of its property, assets (including stocks or partnership interests in or of any Subsidiary) or business to any other Person, whether in one transaction or in a series of transactions, except:

                 (a) sales of oil and gas inventory and severed oil and gas in the ordinary course of business;

                 (b) sales or other transfers of obsolete equipment and other personal property not useful in the operation or maintenance of the Borrowing Base Assets (other than oil and gas inventory and severed oil and gas in the ordinary course of business) at fair market value and in the ordinary course of business;

                 (c) sales or other transfers of Borrowing Base Assets, whether in one or more transactions, which do not exceed in the aggregate $1,000,000 in any period occurring between successive dates of determination of the Borrowing Base pursuant to Section 4.1;

                 (d) sales or other transfers of assets (other than sales of oil and gas inventory and severed oil and gas in the ordinary course of business) by the Company to any Pledged Subsidiary or by any Pledged Subsidiary to any other Pledged Subsidiary or the Company;

                 (e) sales, relinquishments or farm outs of exploration rights by the Company or any Pledged Subsidiary of exploration rights other than those forming part of the Borrowing Base Assets;

                 (f) a transfer, conveyance or assignment to the Company or a Subsidiary of Properties as a result of a merger permitted pursuant to Section 7.12; and

                 (g) sales or other transfers of assets which are not Borrowing Base Assets, whether in one or more transactions, which do not exceed in the aggregate $3,000,000 in any period between successive dates of determination of the Borrowing Base pursuant to
         Section 4.1.

Anything herein contained to the contrary notwithstanding, the Company will not, nor will it permit any Subsidiary to consummate any sale or transfer otherwise permitted hereunder if receiving therefor consideration other than cash or other consideration readily convertible to cash or Proved Producing Properties or Oil and/or Gas Properties or which is less than the fair market value of the relevant property or asset.

                 7.14. Issuance of Additional Capital Stock. The Company will not permit any Pledged Subsidiary to issue any additional shares of its capital stock of any class unless such stock is issued to the Company or another Pledged Subsidiary and all such actions are taken as the Agent may require in order to grant it a valid perfected lien on such stock.

                 7.15. Burdensome Contracts with Affiliates. The Company will not, nor will it permit any Subsidiary to, enter into any contract, agreement or business arrangement with an Affiliate on terms and conditions which, taken as a whole, are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

                 7.16. The Significant Agreements. The Company will comply with all of its material obligations under the Significant Agreements and will not amend or modify the same in any material respect or waive compliance by any other party with the provisions thereof. The Company will and will cause the Pledged Subsidiaries to comply with the terms of all licenses, concessions and governmental requirements incident to their interests in the Borrowing Base Assets.

                 7.17. Financial Covenants. The Company shall comply with the following:

                 (a) the Company will maintain as of the last day of each fiscal quarter a Current Ratio of at least 1.0:1.0;

                 (b) the Company will at all times maintain a Tangible Net Worth of not less than the sum of (i) $30,000,000 plus (ii) the product of 0.50 times the sum of Consolidated Net Income for each calendar quarter subsequent to the calendar quarter ending December 31, 1993 during which Consolidated Net Income is greater than $0;

                 (c) as of the last day of each fiscal quarter, the Company shall have a ratio, for the Calculation Period then ended, of Consolidated Cash Flow to Debt Service of at least 1.1:1.0; and

                 (d) as of the last day of each fiscal quarter, the Company shall have a ratio, for the Calculation Period then ended, of Consolidated Cash Flow to Interest Expense of at least 3.0:1.0.

                 7.18. Capital Expenditures. In accordance with each engineering report, the Company shall use reasonable efforts to make such capital expenditures as may be advisable to develop Oil and Gas Properties so that they achieve production in Paying Quantities.

                 7.19. Limitations Concerning Distributions and Transfers by Pledged Subsidiaries. Except as provided in this Acceptance Agreement, the Company shall not, and shall not permit any of its Pledged Subsidiaries to, suffer to exist any consensual encumbrance or restriction on the ability of any Pledged Subsidiary (i) to pay, directly or indirectly, dividends or make other distribution with respect to its capital stock or pay any Indebtedness owed to the Company or any other Pledged Subsidiary; (ii) to make loans or advances to the Company or any Pledged Subsidiary; or (iii) to transfer any of its property or assets to the Company or any Pledged Subsidiary.

SECTION 8.       EVENTS OF DEFAULT AND REMEDIES.

                 8.1. Any one or more of the following shall constitute an Event of Default hereunder:

                 (a) failure to pay within three days following the date when payment is due with respect to any amount due any Bank with respect to any Acceptance, whether at the stated maturity thereof or at any other time provided for in this Agreement, or failure to pay within three days after notice from the Agent or any Bank regarding payment of any fee, charge or other amount payable by the Company or any Guarantor hereunder or under any of the Related Documents or Loan Documents;

                 (b) default in the observance or performance of any covenant set forth in Sections 7.12, 7.13, 7.14, or 7.17 hereof;

                 (c) default in the observance or performance of any other provision hereof or any of the other Loan Documents or of any of the Related Documents which is not remedied within 30 days after written notice thereof to the Company by any Bank;

                 (d) (i) default shall occur in the payment when due (whether by lapse of time, acceleration or otherwise), after giving effect to any period of grace provided therefor, of (A) any indebtedness issued, assumed or guaranteed by the Company or any Subsidiary which aggregates $1,000,000 (or its equivalent in any other currency) or more or (B) any indebtedness issued, assumed or guaranteed by Apache or any Subsidiary or Subsidiaries of Apache which aggregates $25,000,000 (or its equivalent in any other currency) or more or (ii) any other event or default shall occur with respect to any such indebtedness beyond any period of grace provided therefor if the effect thereof is to permit the maturity of such Indebtedness to be accelerated;

                 (e) any representation or warranty made herein or in any of the other Loan Documents or in any Related Document or in any statement or certificate furnished pursuant hereto or thereto, or in connection with any acceptance or discount made hereunder or by any person in connection with the transactions contemplated hereby proves untrue in any material respect as of the date of the issuance or making thereof, and shall not be made good within 30 days after notice thereof to the Company by any Bank or by the holder of any Note;

                 (f) any Judgment or Judgments, writ or writs or warrant or warrants of attachment or any levies or executions, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or any Subsidiary or against any of the property or assets of any of them and remains undischarged, unvacated, unbonded or unstayed for a period of 10 days (30 days if the liability therefor is fully covered by insurance (subject to an immaterial deductible) as to which the insurer has acknowledged liability without reservation);

                 (g) any event occurs or condition exists which is specified as an event of default under any of the Collateral Documents;

                 (h) any Significant Agreement is voided or terminated or any party thereto defaults in the performance of any of its material obligations thereunder and fails to cure such default within any applicable period of grace;

                 (i) the Company ceases for any reason to be a wholly owned subsidiary of Apache, either directly or through one or more other wholly owned subsidiaries;

                 (j) any event or condition has occurred or exists and is continuing which may have a material adverse effect on the business, operations, property, finances or prospects of the Company, any Pledged Subsidiary or Apache or on the ability of the Company or any Pledged Subsidiary to perform its obligations under any Loan Document or Related Document;

                 (k) the Company or Apache or any Pledged Subsidiary becomes insolvent or bankrupt or bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors are instituted against the Company or Apache or any Pledged Subsidiary and are not dismissed within 60 days after such institution or a decree or order of a court having jurisdiction in the premises for the appointment of a trustee or receiver or custodian for the Company or Apache or any Pledged Subsidiary or for the major part of any of the property of any of the aforementioned is entered and the trustee or receiver or custodian appointed pursuant to such decree or order is not discharged within 60 days after such appointment; or

                 (l) Apache or the Company or any Pledged Subsidiary shall institute bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging it bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver or trustee or custodian for it or for the major part of its property or shall make an assignment for the benefit of creditors or shall suspend payment of or admit in writing its inability to pay its debts as they mature or shall cease to carry on its business or shall be wound up or dissolved or shall take any corporate action in contemplation or in furtherance of any of the foregoing purposes or under governmental authority its management is displaced or its authority to conduct its business is curtailed.

                 8.2. When any Event of Default described in subsections 8.1(a) to 8.1(j), both inclusive, has occurred and is continuing or any event described in the last sentence of Section 11.21 hereof has occurred and is continuing, the Agent shall, upon request of the Required Banks, by notice to the Company, take any or all of the following actions:

                 (a) terminate the obligation of the Banks to accept or discount any further Drafts hereunder on the date (which may be the date thereof) stated in such notice (such termination shall be effective upon verbal notification; the Agent hereby agreeing to provide written notification thereof to the Company as soon as practical thereafter);

                 (b) declare all fees, charges and commissions payable hereunder to be immediately due and payable whereupon all of such shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind;

                 (c) demand that the Company immediately pay to the Agent the full face amount of each Acceptance and the Company agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Company to honor any such demand and that the Banks shall have the right to require the Company to specifically perform such undertaking whether or not any Acceptance has by its terms matured; and

                 (d) enforce any and all rights and remedies available under the Loan Documents or applicable law.

                 8.3. When any Event of Default described in subsections 8.1(k) or (l) has occurred and is continuing, then (a) all fees, charges and commissions payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, (b) the obligation of the Banks to accept or discount further Drafts pursuant to any of the terms hereof shall immediately and automatically terminate (c) the Company shall immediately pay to the Agent the full amount of all Acceptances, whether or not such Acceptances have by their terms matured, the Company acknowledging that the Banks would not have an adequate remedy at law for failure by the Company to honor any such demand, and the Banks shall have the right to require the Company to specifically perform such undertaking whether or not such Acceptances have by their terms matured, and (d) the Agent may exercise all remedies available to it under the Loan Documents or applicable law.

SECTION 9.       DEFINITIONS.

                 9.1. The following terms when used herein shall have the following meanings, such definitions to be equally applicable to the singular and plural of the terms defined:

                 The term "Acceptable Engineer" means Ryder Scott Company Petroleum Engineers or such other petroleum engineers of recognized standing selected by the Company and satisfactory to the Required Banks.

                 The term "Acceptances" shall mean Drafts which have been accepted by one or more of the Banks pursuant to the terms of this Agreement.

                 The term "Acceptance Date" shall mean July 11, 1994 and each day thereafter on which outstanding Acceptances mature provided that (i) no Acceptance Date shall be a date later than the Termination Date then in effect and (ii) if any such day is not a Business Day, then the related Acceptance Date shall be the first Business Day following such maturity date.

                 The term "Acceptance Request" has the meaning set forth in
Section 1.2 hereof.

                 The term "Affiliate" shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

                 The term "Agent" shall mean Bank of Montreal and its successors as agent hereunder.

                 The term "Apache" means Apache Corporation, a Delaware corporation.

                 The term "Apache Debt/Capitalization Ratio" shall have the meaning assigned to the term "Debt/Capitalization Ratio" in the Second Amended and Restated Credit Agreement, dated as of May 9, 1994 among Apache, the Lenders named therein, The First National Bank of Chicago, as Administrative Agent and Collateral Agent, and Chemical Bank, as Co-Agent, as in effect on the date hereof without giving effect to any amendments or modifications to such Second Amended and Restated Credit Agreement subsequent to the date hereof. Such term and all ancillary provisions and definitions are herein incorporated by reference as if set forth herein and shall survive any termination of such Second Amended and Restated Credit Agreement.

                 The term "Assignment Agreement" has the meaning specified in
Section 11.13 hereof.

                 The term "Available Amount" shall mean the lesser of (i) the Facility Amount and (ii) the Borrowing Base or such lesser amount as the Company shall request pursuant to Section 2.5.

                 The term "Bank" shall mean Bank of Montreal and each other Person which becomes a Bank party hereto pursuant to Section 11.13 hereof.

                 The term "Borrowing Base" has the meaning specified in Section
4.1 hereof.

                 The term "Borrowing Base Assets" shall mean the assets from time to time included in the computation of the Borrowing Base.

                 The term "Business Day" shall mean a day (other than a Saturday or Sunday) on which the Banks are open for business in Toronto, Ontario.

                 The term "Certificate of Extension" means a certificate duly executed by the Company delivered to the Agent pursuant to Section 1.6 hereof and substantially in the form of Exhibit C.

                 The term "Calculation Period" means, as of the end of any fiscal quarter of the Company, the period of four fiscal quarters ending on such date.

                 The term "Collateral" has the meaning specified in Section 3 hereof.

                 The term "Collateral Documents" shall mean all assignments, pledge agreements, security agreements, applications and instruments and documents at any time providing, creating or evidencing liens on the Collateral or any part thereof.

                 The term "Commercial Bank" shall mean any person which has publicly traded debt securities rated either A- or higher by Standard and Poor's Corporation or A(3) or higher by Moody's Investors Service, Inc.

                 The term "Consolidated Cash Flow" means, for any Calculation Period, the sum of Consolidated Net Income plus, the change in deferred revenue plus, to the extent deducted in the computation of such Consolidated Net Income, depreciation, depletion, deferred taxes, amortization of goodwill, interest expenses (net of interest capitalized) plus other non-cash charges acceptable to the Agent for such Calculation Period.

                 The term "Consolidated Net Income" for any Calculation Period shall mean the net earnings of the Company and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP, and excluding undistributed earnings of entities which are not Subsidiaries and without limiting the foregoing, after the deduction from gross income of all charges and reserves for all taxes on or measured by income, but excluding any extraordinary profits or losses (as determined in accordance with GAAP) on the sale or other disposition of fixed or capital assets or on the acquisition, retirement, sale or other disposition of stock or securities of the Company or any Subsidiary, and also excluding any taxes on such profits and any tax deductions or credits on account of any such losses.

                 The term "Current Ratio" means the ratio of (a) consolidated current assets of the Company and its Subsidiaries to (b) consolidated current liabilities of the Company and its Subsidiaries; provided that (i) current portions of long-term debt and loans payable to Affiliates shall be excluded from current liabilities and (ii) on any date of determination prior to the Transition Date, current assets of the Company shall be increased by the face amount of Drafts which might be accepted pursuant to Section 1.1 hereof, but which have not been accepted and for which no Acceptance Request has been given as of the date of such determination.

                 The term "Debt Service" means the sum of the scheduled principal repayments of all Indebtedness of the Company and its Subsidiaries during the period for which such amount is being determined plus the sum of all principal payments actually paid by the Company and its Subsidiaries during such period with respect to Subordinated Indebtedness (excluding the sum of all scheduled principal payments actually paid by the Company and its Subsidiaries with respect to Subordinated Indebtedness) plus Interest Expense and fees on all Indebtedness for such period, computed in each case on a consolidated basis in accordance with GAAP.

                 The term "Discount" shall mean as to each Bank and each Acceptance discounted by such Bank or purchased by such Bank for its own account hereunder the amount to be deducted from the face amount of such Draft when the same is discounted (using a year of 360 days for the actual number of days elapsed) at the effective discount rate of the Agent applicable to U.S. dollar banker's acceptances accepted by the Agent in Canada for the same term to maturity and for a similar face amount not later than 11:00 a.m. (Toronto time) on the Business Day preceding the Acceptance Date in question. The determination by the Agent of the Discount (including the discount rate) to be applicable to each Draft accepted shall be final and conclusive absent manifest error.

                 The term "Drafts" shall mean Drafts of the Company drawn on one or more of the Banks maturing as contemplated by the last sentence of
Section 1.2 hereof from their date and being payable in U.S. dollars.

                 The term "Event of Default" shall mean any of the events or conditions described as such in Section 8.1 hereof and the term "Default" shall mean any event or condition which if uncured and/or with the lapse of time, the giving of notice, or both, would constitute an Event of Default.

                 The term "Extension Date" has the meaning specified in Section
1.6 hereof.

                 The term "Facility Amount" shall mean $50,000,000 through (and including) the date one day prior to the Transition Date with the Facility Amount to automatically reduce on the Transition Date to an amount equal to the aggregate face amount of all Drafts outstanding on the Transition Date and to further reduce by an amount equal to 1/12 of the aggregate face amount of all Drafts outstanding on the Transition Date as of the date in the third month after the Transition Date, and in every third month thereafter, which numerically corresponds to the Transition Date (or, if such month has no numerically corresponding date, on the last Business Day of such month), all as such amounts may be further reduced pursuant to Section 2.5 hereof.

                 The term "Facility Amount Percentage" shall mean the percentage for each Bank specified opposite its signature hereto or on an assignment agreement executed by it, as such a percentage may be adjusted pursuant to the provisions of Section 11.13 hereof.

                 The term "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

                 The term "GAAP" shall mean generally accepted United States accounting principles as in effect on the date financial statements are prepared and applied consistently with those used in the preparation of the financial reports referred to in Sections 5.4 and 5.5 hereof.

                 The term "Guaranties" shall mean guaranties acceptable in form and substance to the Banks pursuant to which the Guarantors guarantee unconditionally all indebtedness, obligations and liabilities of the Company and the Pledged Subsidiaries arising under the Loan Documents and/or the Related Documents.

                 The term "Guarantors" shall mean the Pledged Subsidiaries.

                 The term "Hedging Agreement" means (i) any commodity hedge, commodity swap, exchange, forward, future, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect the Company or any Pledged Subsidiary against fluctuations in commodity prices,
(ii) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement designed to protect the Company or any Pledged Subsidiary against fluctuations in interest rates or (iii) all commitment and/or facility letters, applications, contracts, agreements and confirmations of every kind or character evidencing or setting forth terms and conditions to be applicable to or constituting agreements to provide, letters of credit, bonds, guaranties or currencies (whether on a spot or forward basis) or other arrangements entered into for the purpose of hedging or otherwise protecting the Company or any Pledged Subsidiary against the consequences of changes in currency conversion rates.

                 The term "Indebtedness" of any Person shall mean, as of any date (a) all obligations of such Person for borrowed money, (b) all obligations which are secured by any lien or encumbrance existing on property owned by such Person whether or not the obligation secured thereby shall have been assumed by such Person, other than those obligations which are incurred in the ordinary course of business and are not required to be shown as a liability on a balance sheet in accordance with GAAP, (c) all obligations of such Person under any lease which, in accordance with GAAP, is or should be capitalized on the books of the lessee, (d) the deferred purchase price for goods, property or services acquired by such Person, and all obligations of such Person to purchase such goods, property or services where payment therefore is required regardless of whether or not delivery of such goods or property or the performance of such services is ever made or tendered, other than such deferred purchase price and obligations which are incurred in the ordinary course of business and are not required to be shown as a liability on a balance sheet in accordance with GAAP,
(e) all obligations of such Person to advance funds to, or to purchase property or services from, any other person in order to maintain the financial condition of such person, (f) all obligations of others similar in character to those described in clauses (a) through (c) of this definition for which such Person is liable contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business) and (g)liabilities of such Person in respect of banker's acceptances and letters of credit (to the extent the obligation supported by such a letter of credit is not already a liability of such Person).

                 The term "Initial Borrowing Base Assets" has the meaning specified in Section 4.2 hereof.

                 The term "Initial Report" has the meaning specified in Section
4.1 hereof.

                 The term "Interest Expense" means with respect to any period for which a determination thereof is to be made, the aggregate amount of all interest accrued (whether or not paid) on all Indebtedness.

                 The term "Interest Rate" shall mean the rate per annum determined by adding 2% to the floating annual rate of interest established from time to time by the Agent as the base rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated as its prime rate, with any change in the Interest Rate resulting from a change in the prime rate to be and become effective on the date of the change in the prime rate.

                 The term "Loan Documents" shall mean, collectively, this Agreement, the Guaranties, the Collateral Documents, the Consent and Acknowledgement of each Guarantor and any Certificate of Extension.

                 The term "Maximum Borrowing Base" means $30,000,000 or such greater amount as the Banks from time to time may agree; provided, however, that the Banks shall have no obligation to so agree.

                 The term "Oil and Gas Business" shall mean the business of acquiring Oil and/or Gas Properties, exploring for and/or producing and/or developing and/or marketing oil and/or natural gas and/or dealing in Oil and/or Gas Properties, including as part of the Oil and Gas Business the sale of natural gas at wholesale or retail and the ownership and operation of pipelines and gas processing plants.

                 The term "Oil and/or Gas Property" shall mean and include any interest in real estate and/or in oil and/or gas which may be found thereon or produced therefrom, or in the revenues derived from the sale or other disposition thereof including without limitation mineral interests, royalty interests, net profits interests, working interests of all types and licenses, permits and rights to produce and retain hydrocarbons, other than interests in real estate which are acquired and held for purposes other than exploring for or producing oil and/or gas or selling such properties to others who intend to engage in the exploration for or production of oil and/or gas.

                 The term "Original Currency" has the meaning specified in
Section 11.19 hereof.

                 The term "Paying Quantities" shall mean production of hydrocarbons in an amount sufficient to pay operating and marketing expenses.

                 The term "Permitted Exceptions" shall mean and include:

                 (a) liens and charges incidental to construction except such as may result from any delinquent obligation for the payment of money on account of such construction, or, if delinquent, the payment or validity of which is being contested in good faith and for which adequate reserves in accordance with GAAP have been sat aside;

                 (b) the lien of current taxes and assessments not in default or, if delinquent, the validity of which is being contested in good faith and for which adequate reserves in accordance with GAAP have been set aside;

                 (c) liens reserved in leases, easements, grants, franchises or permits for rent and fees or for compliance with the terms of such leases, easements, grants, franchises or permits; and

                 (d) liens securing obligations neither (x) assumed by the Company or any Subsidiary (y) nor on account of which the Company or a Subsidiary customarily pays interest, upon real estate in which the Company or a Subsidiary has a right- of-way, easement, franchise or other servitude or of which the Company or a Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks or pumping or delivery equipment.

                 The term "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization and a government or agency or political subdivision thereof.

                 The term "Pledged Subsidiaries" shall mean (i) Hadson Australia Development Pty Limited A.C.N. 009 140 854, a company incorporated in Western Australia, (ii) Petro Energy Limited A.C.N. 000 293 729, a company incorporated in New South Wales, (iii) any Subsidiary which owns any interest in any Oil and/or Gas Property included in the Borrowing Base and (iv) any Subsidiary to which the Company or any Subsidiary or Subsidiaries of the Company shall, at any time on or after the date hereof, have loans or advances which were made subsequent to the date hereof outstanding in an aggregate principal amount greater than $500,000, and which in each case has executed and delivered a Guaranty and Collateral Documents to the Agent in form and substance satisfactory to the Agent which remain in full force and effect.

                 The term "Process Agent" has the meaning specified in Section
11.22 hereof.

                 The term "Proved Producing Properties" shall mean interests in Oil and/or Gas Properties of the Company and Pledged Subsidiaries subject only to liens permitted by Section 7.8 hereof, in oil and/or gas to be produced from existing wells which have been continuously producing oil and/or gas in Paying Quantities at stabilized production rates for a period sufficient in the reasonable judgment of the Required Banks so as to enable future production amounts and trends to be predicted with reasonable assurance.

                 The term "Rating Agency" shall mean each of Duff & Phelps Credit Rating Company, Moody's Investors Service, Inc. and Standard & Poor's Corporation.

                 The term "Related Documents" shall mean all Hedging Agreements between any of the Banks and the Company or the Pledged Subsidiaries against the consequences of changes in interest rates or currency conversion rates.

                 The term "Required Banks" shall mean Banks holding 50% or more of the outstanding principal amount of the Acceptances, or, if no Acceptances are outstanding, Banks whose Facility Amount Percentages aggregate 50% or more.

                 The term "Second Currency" has the meaning specified in
Section 11.19 hereof.

                 The term "Significant Agreements" shall mean the agreements listed on Exhibit D hereto, together will all amendments or modifications with respect thereto.

                 The term "Stamping Fee" shall mean a percentage per annum equal to the percentage set forth below:

                                        Rating of Apache's
     Apache/Debt                      Long-Term Debt by 2 or              Stamping
 Capitalization Ratio                  more Rating Agencies                  Fee
Greater than or equal to               Lower than BBB-/Baa3                2.375%
.60 to 1.0

Greater than or equal to               BBB-/Baa3                           2.125%
.60 to 1.0

                                        Rating of Apache's
     Apache/Debt                      Long-Term Debt by 2 or              Stamping
 Capitalization Ratio                  more Rating Agencies                  Fee
Greater than or equal to               BBB/Baa2 or higher                  1.875%
.60 to 1.0

Greater than or equal to               Lower than BBB-/Baa3                2.125%
.55 to 1 but less than .60 to 1

Greater than or equal to               BBB-/Baa3 or higher                 1.875%
.55 to 1 but less than .60 to 1

Greater than or equal to               Lower than BBB-/Baa3                 1.75%
.50 to 1 but less than .55 to 1

Greater than or equal to .50 to        BBB-/Baa3 or higher                 1.625%
1 but less than .55 to 1

Greater than or equal to .45 to        BBB-/Baa3 or lower                  1.375%
1 but less than .50 to 1

Greater than or equal to .45 to        BBB/Baa2 or higher                  1.125%
1 but less than .50 to 1

Greater than or equal to .40 to        BBB-/Baa3 or lower                  1.125%
1 but less than .45 to 1

Greater than or equal to .40 to        BBB/Baa2 or higher                   1.00%
1 but less than .45 to 1

Less than .40 to 1                     Lower than BBB-/Baa3                1.125%

Less than .40 to 1                     BBB-/Baa3                            1.00%

Less than .40 to 1                     BBB/Baa2 or higher                   .875%

Such percentage shall be computed on the face amount of each Acceptance for the period from the date of Acceptance to its maturity date.

                 The term "Subordinated Indebtedness" means unsecured Indebtedness of the Company which is subordinated, upon terms satisfactory to the Agent, in right of payment to the payment in full of the Company under this Agreement or any Related Document.

                 The term "Subsidiary" shall mean any corporation all of the outstanding voting shares of which, other than directors qualifying shares to the extent required by law, is at the time, owned by the parent in question or by any other corporations or entities which are themselves Subsidiaries within the meaning of this definition or jointly by the parent in question and any one or more such Subsidiaries.

                 The term "Tangible Net Worth" means the consolidated net worth of the Company and its Subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of the Company and its Subsidiaries, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

                 The term "Taxes" has the meaning set forth in Section 2.6 hereof.

                 The term "Termination Date" shall mean May 26, 1999, as such date may be extended pursuant to Section 1.6, or such earlier date on which the obligation of the Banks to accept Drafts hereunder is terminated in whole pursuant to Sections 2.5, 8.2, 8.3 or 11.21 hereof.

                 The term "Transition Date" shall mean May 26, 1996, as such date may be extended pursuant to Section 1.6 hereof.

                 The term "U.S. Dollars" shall mean currency which at the time is legal tender for public and private debts in the United States of America.

                 The term "U.S. Dollar Equivalent" shall mean the amount of United States Dollars which would be realized by converting a foreign currency into United States Dollars in the spot market at the exchange rate quoted by Bank of Montreal at 11:00 a.m. (New York time) on the date of determination to prime banks in the London interbank foreign exchange market for the purchase of United States Dollars with such foreign currency.

                 The term "$" shall mean U.S. Dollars.

                 9.2. U.S. Dollars. Except to the extent explicitly otherwise provided herein, all references to dollars and dollar amounts shall be deemed references to U.S. Dollars.

SECTION 10.      THE AGENT.

                 10.1. Appointment and Authorization. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the Loan Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Agent may resign at any time by sending twenty (20) days prior written notice to the Company and the Banks and may be removed by the Required Banks upon twenty (20) days prior written notice to the Company and the Banks. In the event of any such resignation or removal the Required Banks may appoint a new agent, which shall succeed to all the rights, powers and duties of the Agent hereunder and under the other Loan Documents. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Banks and (i) the Company shall be directed to make all payments due each Bank hereunder directly to such Bank and
(ii) the Agent's rights in the Loan Documents shall be assigned without representation, recourse or warranty to the Banks as their interests may appear.

                 10.2. Rights as a Bank. The Agent has and reserves all of the rights, powers and duties hereunder and under the other Loan Documents, the Guaranties and the Acceptances as any Bank may have and may exercise the same as though it were not the Agent and the terms "Bank" or "Banks" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Bank. The Agent reserves the right to engage in other business transactions with the Company and its Affiliates.

                 10.3. Standard of Care. The Banks acknowledge that they have received and approved copies of the Loan Documents, and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review and that the Agent or an Affiliate thereof may be financially interested in the Company. The Agent makes no representations or warranties of any kind or character to the Banks with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the other Loan Documents or of the liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Agent need not verify the worth or existence of the Collateral and may rely exclusively on reports provided by the Company in computing the Borrowing Base. Neither the Agent nor any director, officer, employee, agent or representative thereof (including any security trustee therefor) shall, subject to Section 1.7, in the case of the Company, in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the Loan Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. The Agent agrees to use the same care in protecting the interests of the Banks under the Loan Documents as it uses for similar facilities held by it solely for its own account. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent shall be entitled to assume that no Default or Event of Default exists, absent actual knowledge thereof, unless notified to the contrary by a Bank. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Banks. Whenever the terms hereof or of another Loan Document permit the Agent to take a particular action, the Agent agrees that it will take such action or refrain from same, if requested to do so by the Required Banks. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of its liens on the Collateral and the preservation and protection thereof and its rights under the Guaranties as it shall be directed to take by the Required Banks (and shall consult with the Banks as to actions to be taken) but unless and until the Required Banks have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Banks. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Company and the Agent shall have no liability to any Bank with respect thereto. The Agent shall, upon the written request of a Bank, request from the Company copies of any information to which the Agent is entitled to receive hereunder, and shall promptly deliver copies thereof upon receipt of same to such requesting Bank.

                 10.4. Costs and Expenses. Each Bank agrees to reimburse the Agent for all out-of-pocket costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties hereunder and under the other Loan Documents or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby, to the extent that the Agent is not promptly reimbursed for same by the Company or out of the Collateral, all such costs and expenses to be borne by the Banks ratably in accordance with the amounts of their respective Facility Amount Percentages. If any Bank fails to reimburse the Agent for its share of any such costs and expenses, such costs and expenses shall be paid pro rata by the remaining Banks, but without in any manner releasing the defaulting Bank from its liability hereunder.

                 10.5. Indemnity. The Banks shall ratably indemnify and hold the Agent, and its directors, officers, employees, agents or representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them under the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. If any Bank defaults in its obligations hereunder, its share of the obligations shall be paid pro rata by the remaining Banks, but without in any manner releasing the defaulting Bank from its liability hereunder.

SECTION 11.      MISCELLANEOUS.

                 11.1. Waiver of Rights. No delay or failure on the part of the Company, the Agent or any Bank in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof, or the exercise of any other power or right, preclude any other right or the further exercise of any other rights, and the rights and remedies hereunder of the Company, the Banks and the Agent are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

                 11.2. Non-Business Day. If any amount payable hereunder shall fall due on a day which is not a Business Day, the payment date therefor shall be extended to the next date which is a Business Day.

                 11.3. Documentary Taxes. The Company agrees to pay any documentary, stamp or similar taxes payable in respect to this Agreement or any Draft or Acceptance, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

                 11.4. Survival of Representations. All representations and warranties made in the Loan Documents or pursuant thereto or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

                 11.5. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Acceptances shall survive the termination of this Agreement and the payment of the Acceptances.

                 11.6. Set-off Sharing. Each Bank agrees with each other Bank party hereto that in the event such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), on or in respect of any Acceptance outstanding under this Agreement in excess of its ratable share of payments on all Acceptances then outstanding, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the risk incident to the Acceptances held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from the other Banks, the related purchases shall be rescinded ratably and the purchase price restored as to the purchasing Bank such portion of such excess payment so recovered, but without interest.

                 11.7. Notices. All communications provided for herein shall be in writing or by telex, telegraph or facsimile transmission, except as otherwise specifically provided for hereinabove, addressed, if to the Company at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, Attention:
Clyde E. McKenzie, or if to the Agent or Banks at their respective addresses set forth opposite their respective signatures hereto, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 11.7. Any notice in writing shall be deemed to have been given or made when served personally or when received if sent by mail, and any notice given by telex or telegraphic means shall be deemed given when transmitted (answerback confirmed); provided that any notice to the Agent or any Bank under Section 1 hereof shall only be effective upon receipt.

                 11.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

                 11.9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Banks and their respective successors and permitted assigns. The Company may not assign its rights or obligations hereunder without the prior written consent of the Banks.

                 11.10. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Acceptances created by such Bank at any time and from time to time to one or more other financial institutions, provided that no such participant shall have any rights under this Agreement (the participant's rights against the Bank granting its participation to be those set forth in the participation agreement between the participant and such
Bank). Each such Bank shall be entitled to the benefits of Section 1 hereof to the extent such Bank would have been so entitled had no such participation been sold.

                 11.11. Costs and Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution, delivery, syndication, recording and/or filing and/or release of the Loan Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing or other fees, costs and taxes incident to perfecting a lien upon the collateral security for the Company's obligations under the Loan Documents and Related Documents and other obligations of the Company, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Agent, any security trustee for the Banks or the Banks in connection with a default or the enforcement of any of the Loan Documents and the other instruments and documents to be delivered hereunder or thereunder. Subject to Section 1.7 hereof, the Company agrees to indemnify and save the Banks, the Agent and any security trustee for the Banks harmless from any and all liabilities, losses, costs and expenses incurred by the Banks or the Agent in connection with any action, suit or proceeding brought against the Agent, security trustee or any Bank by any person which arises out of the transactions contemplated or financed hereby or by the other Loan Documents or Related Documents or out of any action or inaction by the Agent, any security Trustee or any Bank hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified or a breach by the indemnified Bank of its agreements herein contained. The provisions of this Section 11.11 and the protective provisions of Section 1 hereof shall survive payment of the Acceptances.

                 11.12. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement.

                 11.13. Assignment Agreements. Bank of Montreal may, from time to time, with the consent of the Company (which will not be unreasonably withheld, it being acknowledged that it would be reasonable to withhold a consent if the Company's costs would be increased in any material respect by factors peculiar to the proposed assignee bank or to a class of banks of which it is a part), assign to other financial institutions a portion of its obligation to create and discount Acceptances hereunder pursuant to written agreements executed by the assignor, the assignee and the Company, which agreements shall specify in each instance the portion of the Facility Amount Percentage which is to be assigned to each such assignee and assumed by it (the "Assignment Agreements"), provided that the Company may in its sole discretion withhold its consent to any assignment by Bank of Montreal if as a result thereof Bank of Montreal would have assigned fifty percent or more of its original Facility Amount Percentage or there would be more than four Banks hereunder. Upon the execution of each Assignment Agreement by the assignor, the assignee and the Company (i) such assignee shall thereupon become a "Bank" for all purposes of this Agreement with a Facility Amount Percentage in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank hereunder, (ii) Bank of Montreal shall have no further liability for accepting or funding the portion of its Facility Amount Percentage assumed by such other Bank and (iii) the address for notices to such Bank shall be as specified in the Assignment Agreement executed by it.

                 11.14. Amendments and Waivers. No provision of the Loan Documents may be amended or waived except in writing signed by the Company and the Required Banks and, if the rights or duties of the Agent are affected thereby, by the Agent; provided that no such amendment or waiver shall, unless signed by all Banks, (i) increase or extend the Facility Amount Percentage of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest or discount payable to any Bank with respect to any Acceptance created or discounted by it or any fees due such Bank hereunder, or (iii) change the stated time or manner of any payment due from such Bank or the provisions hereof allocating payments or recoveries, or (iv) change the percentage of the

Facility Amount or of the aggregate unpaid principal amount of the Acceptances, or the number of Banks required for the Banks or any of them to take any action under this Section 11.14 or any other provisions of this Agreement or release the lien of the Collateral Documents on any substantial (in value) part of the Collateral except concurrently with the sale thereof, if permitted hereby.

                 11.15. Governing Law. This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                 11.16. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

                 11.17. One Bank. If and so long as Bank of Montreal is the only Bank hereunder, Bank of Montreal shall have all rights, powers and privileges afforded the Agent, the Banks or the Required Banks hereunder.

                 11.18. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

                 11.19.   Judgment Currency.

                 (a) If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, a Bank could purchase, in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. The Company agrees that its obligation in respect of any Original Currency due from it to each Bank hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that on the Business Day following the date such Bank receives payment of any sum so adjudged to be due hereunder in the Second Currency the Bank can, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market the amount due in the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or which could have been so purchased is less than the amount originally due in the Original Currency, the Company agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify such Bank against such loss.

                 (b) The term "rate of exchange" in this Section 11.19 means the spot rate at which the Bank in accordance with normal practices is able on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

                 11.20. Time is of the Essence. Time is of the essence of this Agreement.

                 11.21. Limit on Rate of Interest or Discount. Notwithstanding any provision contained in this Agreement, the Company shall not be obliged to make any payment of interest, discount or other amounts payable to a Bank hereunder in excess of the amount or rate which would be prohibited by applicable law or would result in the receipt by such Bank of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). In the event that any such payments are limited or prohibited as provided in Section 11.21, the Banks shall have no further obligation to make any Credit available hereunder and the entire amount of credit then outstanding shall become immediately due and payable.

                 11.22. Courts. Any legal action or proceeding with respect to this Agreement or any Collateral against the Company may be brought in the courts of the Province of Ontario, which courts the parties hereto acknowledge irrevocably to be a convenient forum for the resolution of any such legal action or proceeding. The Company hereby accepts, for itself and in respect of its assets and revenues, generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts.

                 The Company hereby irrevocably designates and appoints C T Corporation System (Canada), Ltd. (the "Process Agent") at its registered office from time to time and of which the Agent shall have been notified, which office is currently located at 20 Queen Street West, Toronto, Ontario M5H 2V3 as the authorized agent of the Company upon which process may be served in any suit or proceeding arising out of or in connection with this Agreement or any Loan Document which may be instituted in the Province of Ontario and agrees that service of process on the Process Agent shall, to the extent permitted by law, be deemed in every respect to be effective service of process on the Company. However, nothing in this Section 11.22 shall affect the right of the Agent to serve legal process in any other manner permitted by law or affect the right of the Agent to bring any action or proceed against the Company or its properties in the courts of any other jurisdiction.

                 11.23. No Merger or Novation. All Guaranties (except the Guaranty of Hadson Energy Corporation), Collateral Documents and other Loan Documents provided to the Agent and/or the Banks prior to the date hereof in connection with the Original Acceptance Agreement or the Indebtedness of the Company thereunder remain in full force and effect, there being no novation or merger of the Original Acceptance Agreement, this Amended and Restated Acceptance Agreement, the Guaranties, Collateral Documents or Loan Documents.

                 Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

                 Executed and delivered as of this 26th day of May, 1994.

                                        HADSON ENERGY LIMITED



                                        By    /s/ CLYDE E. MCKENZIE
                                        Its   Vice President


                 Accepted and agreed to as of the day and year last above written.

Address and Amount and Percentage of
    Facility Amount:

First Canadian Place                    BANK OF MONTREAL,
Toronto, Ontario M5X 1A1                  individually and as Agent
Attention:  Corporate Loan
            Administration
            Sylvia Ehrlund
            Level B-2

With copies of notices to:              /s/ ROBERT L. ROBERTS
                                        Robert L. Roberts
700 Louisiana, Suite 4400               Director, US Corporate Banking
Houston, Texas  77002
Attention:  Robert L. Roberts


Facility Amount Percentage:
$50,000,000
(100%)





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